                        FILED PURSUANT TO RULE 424(B)(3)

PROSPECTUS SUPPLEMENT NO. 2                       REGISTRATION NOS. 333-90583

(TO PROSPECTUS DATED JANUARY 24, 2000)                              333-90583-01
                         4,000,000 PREFERRED SECURITIES
                          CAREMARK RX CAPITAL TRUST I
            7% SHARED PREFERENCE REDEEMABLE SECURITIES ("SPURS")(SM)
              (LIQUIDATION PREFERENCE $50 PER PREFERRED SECURITY)
                    FULLY AND UNCONDITIONALLY GUARANTEED BY
                    AND CONVERTIBLE INTO THE COMMON STOCK OF

                               (CAREMARK RX LOGO)
                           -------------------------
    This Prospectus Supplement No. 2 supplements and amends the Prospectus dated January 24, 2000 (the "Base Prospectus") and the Prospectus Supplement dated July 11, 2000 (the "Supplement") (together, the "Prospectus") relating to the 7% Shared Preference Redeemable Securities ("SPuRS" or "Preferred Securities") of Caremark Rx Capital Trust I.

    The section entitled "Selling Stockholders" on page 57 of the Base Prospectus, as amended by page 69 of the Supplement, is hereby amended by adding the following:

                             SPURS                    SPURS            NO. OF SHARES
                          BENEFICIALLY    % OF       OFFERED          OF COMMON STOCK        COMMON STOCK
SELLING HOLDER               OWNED        CLASS       HEREBY       BENEFICIALLY OWNED(1)   OFFERED HEREBY(2)
--------------            ------------    -----   --------------   ---------------------   -----------------
Partner Reinsurance
  Company of the U.S....       3,400      0.09%        3,400                22,823                 0
UBS Warburg LLC.........     246,000(3)    6.2%        7,000             1,651,275                 0
Purchase Associates.....      17,400      0.44%       17,400               116,798                 0
Legion Strategies
  Ltd...................       1,800      0.05%        1,800                12,083                 0
Levco Alternative
  Fund..................      39,000      0.98%       39,000               261,788                 0
The Common Fund.........       1,800      0.05%        1,800                12,083                 0
State Street Bank A/C #
  7M6U..................      25,000      0.63%       25,000               167,813                 0

-------------------------

(1) Represents for all Selling Holders the number of shares of Common Stock which may be acquired upon conversion of SPuRS, unless otherwise indicated.

(2) After any conversion of SPuRS, each Selling Holder may offer under this Prospectus up to the number of shares of Common Stock issued upon such conversion and beneficially owned by such Selling Holder.

(3) Of these SPuRS, 238,000 were previously listed in the Supplement.

    This Prospectus Supplement No. 2 also amends the Prospectus by deleting the following from the Supplement:

                                       SPURS                SPURS        NO. OF SHARES
                                    BENEFICIALLY   % OF    OFFERED      OF COMMON STOCK        COMMON STOCK
SELLING HOLDER                         OWNED       CLASS   HEREBY    BENEFICIALLY OWNED(1)   OFFERED HEREBY(2)
--------------                      ------------   -----   -------   ---------------------   -----------------
Partner Reinsurance Company
  Ltd.............................      3,400      0.09%    3,400            22,823                   0
State Street Bank A/C #71464......     25,000      0.63%   25,000           167,813                   0

    The Prospectus, together with this Prospectus Supplement No. 2, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933 with respect to offers and sales of the SPuRS.
                           -------------------------
    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           -------------------------
        The date of this Prospectus Supplement No. 2 is August 10, 2000.